Exhibit 10.21
[Anadys Logo]
VIA HAND DELIVERY
June 21, 2006
James L. Freddo, M.D.
13876 Mira Montana Drive
Del Mar, CA 92014
Dear Dr. Freddo,
I am very pleased to confirm the offer of employment made to you by Anadys Pharmaceuticals, Inc. for the position of Chief Medical Officer, reporting to Stephen T. Worland, Ph.D., President, Pharmaceuticals. We anticipate your hire date to be no later than July 10th, 2006. As we discussed, the details of this offer are as follows:

BASE SALARY:	You will receive a base salary of $13,125.00 paid semi-monthly in accordance with the normal Anadys payroll cycle, which if annualized, amounts to $315,000 per year.

STOCK OPTIONS:	Upon commencement of your employment with Anadys and subject to the approval of the Board of Directors, you will be eligible for an initial stock option grant allowing you to purchase 200,000 shares of Anadys common stock at a price established by the Board. These stock options vest over a four-year period and are subject to the terms and conditions outlined in the Anadys 2004 Equity Incentive Plan (the “Plan”). You will be provided full details of the Plan once you begin employment.

SIGN-ON BONUS:	As a further incentive for you to join Anadys, you will be given a one-time sign-on bonus of $75,000, less applicable employment taxes. This bonus will be paid to you within the first payroll after your hire date. Should you leave the Company within one year of your hire date, you will be required to reimburse Anadys for this sign-on bonus within thirty days after your termination date.

ANNIVERSARY BONUS:	As a further incentive, you will be given an additional bonus (less applicable employment taxes) which will be granted to you on your anniversary date according to the following schedule:

• $50,000 on July 10th 2007

• $50,000 on July 10th 2008

• $50,000 on July 10th 2009

• $50,000 on July 10th 2010

• $50,000 on July 10th 2011

James L. Freddo, M.D.
June 21, 2006

You must be employed by Anadys on the anniversary date of the grant to be granted this additional bonus. Should you leave the Company within one year of said grant, you will be required to reimburse Anadys for this additional bonus within thirty days after your termination date.

BONUS:	You will be eligible to receive an annual discretionary bonus of between 0 — 30% of your then current annual base salary, contingent upon your own and the Company’s performance.

BENEFITS:	You will be eligible for group benefits for yourself and your eligible dependents, effective the first day of the month following your date of hire, subject to the terms and conditions of the relevant insurance plan. Basic benefits include comprehensive health insurance; dental insurance, and vision care insurance. In addition, you will be eligible for term life insurance and long-term disability insurance for yourself only. You will be eligible to participate in the Anadys 401K plan as well as the Anadys ESPP (Employee Stock Purchase Plan), all in accordance with Company policy. You will also accrue a pro-rata share of fifteen days of paid vacation per year, and be eligible for paid holidays, all in accordance with Company policy.

Effective on the first day of the quarter following your hire date, you will be eligible to participate in the Anadys 401(k) Retirement Savings Plan.

CHANGE IN CONTROL:	Subject to approval by the Compensation Committee of the Board of Directors, it is anticipated that you will be granted the Change in Control benefits outlined in this section; however, the applicability of this section is expressly contingent on approval by the Compensation Committee. Contingent upon Compensation Committee approval you will be provided with a Change in Control Agreement (the “Agreement”) which will provide that in the event that your employment with the Company is terminated without Cause (as defined in the Agreement ) or for Good Reason (as defined in the Agreement) within the sixty (60) day period immediately preceding or the thirteen (13) month period immediately following a Change in Control (as defined in the Agreement) of the Company, then upon your delivery to the Company of an effective Waiver and Release (in the form attached to the Agreement), you shall be entitled to:
(a) the equivalent of six (6) months of your annual base salary in effect at the time of termination, less standard deductions and withholdings, and (b) accelerated vesting of all unvested shares subject to any outstanding stock options then held by you, such that all shares shall be vested and fully exercisable as of the date of your termination.

EMPLOYMENT AT WILL:	Anadys is an at-will employer and as such your employment must be entered into voluntarily and for no specified period. As a result, you are free to resign

James L. Freddo, M.D.
June 21, 2006

or the company may terminate your employment at any time, for any reason, with or without cause. No one other than the President and CEO has the authority to alter this employment relationship, either verbally or in writing.
Anadys Pharmaceuticals, Inc. expects that you will not disclose to it any proprietary information or trade secrets of any former employer or bring onto its premises any unpublished documents or any property belonging to any former employer. Since this would be improper, such conduct could be a basis for discipline up to and including termination.
The above is subject to your signing non-disclosure, invention assignment and non-compete agreements with the Company, and the Company’s review of any agreement you may have with former employers to ensure that they do not conflict with your employment with the Company. In addition, within three days after your date of hire, you will be required to submit proof of identity and eligibility to work in the United States, in compliance with federal immigration laws.
This offer has been extended to you on behalf of Anadys Pharmaceuticals, Inc. and is valid through Saturday, June 24, 2006 by no later than 5:00 p.m. after which time it will expire.
Jim, we believe you will be able to make an immediate contribution to Anadys’ effort, and think you will enjoy the rewards of working for an innovative, fast-paced, energetic company. One of the keys to our accomplishments is our outstanding people. We hope you accept our offer to be one of those people. Please acknowledge your agreement of these terms by signing this letter and returning it to my attention in the enclosed envelope.
Sincerely yours,
ANADYS PHARMACEUTICALS, INC.
/s/ Mary Glanville
Mary Glanville.
Vice President, Human Capital
I hereby accept this offer of employment and accept the terms as stated above. I understand that as an employee of Anadys, I will be expected to comply with all Company policies:

/s/ James L. Freddo	June 23, 2006

James L. Freddo, M.D.	Date